Exhibit 99.2

Tactical Resources Corp.

Omnibus Incentive Plan

TACTICAL RESOURCES CORP.

OMNIBUS INCENTIVE PLAN

Dated for Reference: August 28, 2023

TACTICAL RESOURCES CORP.

OMNIBUS INCENTIVE PLAN

TABLE OF CONTENTS

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OMNIBUS INCENTIVE PLAN

Schedule A – Form of Option Commitment

Schedule B – Form of Exercise Notice

Schedule C – Form of RSU Grant Agreement

Schedule D – Form of RSU Settlement Notice

TACTICAL RESOURCES CORP.

OMNIBUS INCENTIVE PLAN

TACTICAL RESOURCES CORP.

OMNIBUS INCENTIVE PLAN

Tactical Resources Corp. (the “Corporation”) hereby establishes an omnibus incentive plan to advance the interests of the Corporation by encouraging equity participation in the Corporation through the acquisition of Shares and Restricted Share Units of the Corporation. It is the intention of the Corporation that this Plan will at all times be in compliance with TSXV Policies and any inconsistencies between this Plan and TSXV Policies will be resolved in favour of the latter.

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

(1)       “Affiliates” means a company that is a Subsidiary or a parent of the Corporation, or that is controlled by the same entity as the Corporation;

(2)       “Associate” has the meaning ascribed thereto by TSXV Policy 1.1;

(3)       “Awards” means Options and RSUs granted hereunder to a Participant under this Plan;

(4)       “Black-Out Period” means a period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain Persons designated by the Corporation;

(5)       “Board” has the meaning ascribed thereto in Section 2.2(1) hereof;

(6)       “Business Day” means a day other than a Saturday, Sunday or statutory holiday, on which the Exchange is open for trading;

(7)       “Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested RSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 7.2, on the RSU Settlement Date;

(8)       “Change in Control” means the occurrence of any of the following events:

(a)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Corporation or any of its Affiliates) thereafter acquires the direct or indirect “beneficial ownership” (as defined in the Business Corporations Act (British Columbia)) of, or acquires the right to exercise control or direction over, securities of the Corporation representing 50% or more of the then issued and outstanding voting securities of the Corporation in any manner whatsoever, including without limitation, as a result of a Take-Over Bid, an issuance or exchange of securities, an amalgamation of the Corporation with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;

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(b)	the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a Person or any group of two or more Persons acting jointly or in concert (other than a wholly-owned Subsidiary of the Corporation);
(c)	the occurrence of a transaction requiring approval of the Corporation’s security holders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than an exchange of securities with a wholly-owned Subsidiary of the Corporation);
(d)	a majority of the Board consists of individuals that management of the Corporation has not nominated for election or appointment as Directors; or
(e)	the Board passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;
(9)	“Charitable Organization” means “charitable organization” as defined in the Income Tax Act (Canada) as amended from time to time;
(10)	“Charitable Stock Option” means any Option granted by the Corporation to an Eligible Charitable Organization;
(11)	“Committee” has the meaning ascribed thereto in Section 2.2(1) hereof;
(12)	“Consultant” means, in relation to the Corporation, an individual (other than a Director, Officer or Employee of the Corporation or any of its Subsidiaries) or company that:
(a)	is engaged to provide an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or to any of its Subsidiaries, other than services provided in relation to a distribution;
(b)	provides the services under a written contract between the Corporation or any of its Subsidiaries and the individual or the Corporation, as the case may be; and
(c)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any of its Subsidiaries;
(13)	“Corporation” means the company named at the top hereof and includes, unless the context otherwise requires, all of its successors according to law;
(14)	“Director” means a director (as defined under applicable securities laws) of the Corporation or any of its Subsidiaries;
(15)	“Discounted Market Price” has the meaning ascribed thereto by TSXV Policy 1.1;
(16)	“Disinterested Shareholder Approval” has the meaning ascribed thereto by Sections 5.3(b) and (c) of TSXV Policy 4.4;

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(17)	“Eligible Charitable Organization” means:
(a)	any Charitable Organization or Public Foundation which is a Registered Charity, but is not a Private Foundation; or
(b)	a Registered National Arts Service Organization.
(18)	“Eligible Participants” has the meaning ascribed thereto in Section 2.3(1) hereof;
(19)	“Employee” means:
(a)	an individual who is considered an employee of the Corporation or its Subsidiary under the Income Tax Act (Canada) and for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source;
(b)	an individual who works full-time for the Corporation or its Subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or its Subsidiary over the details and methods of work as an employee of the Corporation or of the Subsidiary, as the case may be, but for whom income tax deductions are not made at source; or
(c)	an individual who works for the Corporation or its Subsidiary on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an Employee and who is subject to the same control and direction by the Corporation or its Subsidiary over the details and methods of work as an employee of the Corporation or the Subsidiary, as the case may be, but for whom income tax deductions are not made at source;
(20)	“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or an Affiliate and such Participant;
(21)	“Exchange” means the principal stock exchange on which the Shares are listed, including the Toronto Stock Exchange and the TSX Venture Exchange;
(22)	“Exchange Hold Period” has the meaning ascribed thereto in TSXV Policy 1.1, as same may be amended, supplemented or replaced from time to time;
(23)	“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise an Option, if applicable, in the form attached hereto as Schedule B;
(24)	“Exercise Price” means the amount payable per Share on the exercise of an Option, as determined in accordance with the terms hereof;
(25)	“Expiry Date” means the day on which an Award as specified in the Grant Agreement therefor or in accordance with the terms of this Plan;
(26)	“Fair Market Value” means, at any date, the higher of:

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the weighted average price per Share at which the Shares have traded on the Exchange during the last five (5) Trading Days prior to that date; and

(a)	the closing price of the Shares on the Exchange on the date prior to that date, or, if the Shares are not then listed and posted for trading on any stock exchange, then it shall be the Fair Market Value per Share as determined by the Board in its sole discretion; and for such purposes, the weighted average price per Share at which the Shares have traded on the Exchange shall be calculated by dividing (i) the aggregate sale price for all the Shares traded on the Exchange during the relevant five Trading Days by (ii) the aggregate number of Shares traded on the Exchange during the relevant five Trading Days;
(27)	“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Option Commitment, an RSU Grant Agreement or an Employment Agreement;
(28)	“Insider” means an insider as defined in the TSXV Policies or as defined in securities legislation as applicable to the Corporation;
(29)	“Investor Relations Activities” has the meaning ascribed thereto in TSXV Policy 1.1, as same may be amended, supplemented or replaced from time to time;
(30)	“Investor Relations Service Provider” includes any Consultant that performs Investor Relations Activities and any Director, Officer, Employee or Management Company Employee whose role and duties primarily consist of Investor Relations Activities;
(31)	“Management Company Employee” means an individual employed by a company providing management services to the Corporation, which services are required for the ongoing successful operation of the business enterprise of the Corporation;
(32)	“Market Price” has the meaning ascribed thereto in TSXV Policy 1.1;
(33)	“Market Value” means, at any date when the market value of Shares of the Corporation is to be determined, the closing price of the Shares on the Trading Day prior to the date of grant on the principal stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith;
(34)	“Officer” means an officer (as defined under applicable securities laws) of the Corporation or any of its Subsidiaries;
(35)	“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, subject to the provisions hereof;
(36)	“Option Commitment” means the notice of grant of an Option delivered by the Corporation hereunder to a Participant and substantially in the form set out in Schedule A hereto;
(37)	“Option Price” has the meaning ascribed thereto in Section 3.2 hereof;

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(38)	“Option Term” has the meaning ascribed thereto in Section 3.4 hereof;
(39)	“Optioned Shares” means Shares that may be issued in the future to a Participant upon the exercise of an Option;
(40)	“Optionee” means the recipient of an Option hereunder;
(41)	“Outstanding Issue” means at the relevant time, the number of issued and outstanding Shares of the Corporation from time to time;
(42)	“Participant’s Account” means an account maintained for each Participant’s participation in RSUs under the Plan;
(43)	“Participants” means Eligible Participants that are granted Awards under the Plan;
(44)	“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant’s personal performance and/or the financial performance of the Corporation and/or of its Affiliates, and that may be used to determine the vesting of the Awards, when applicable;
(45)	“Performance Period” means the period determined by the Board pursuant to Section 4.3 hereof;
(46)	“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;
(47)	“Plan” means this omnibus incentive plan, as amended and restated from time to time;
(48)	“Private Foundation” means “private foundation” as defined in the Income Tax Act

(Canada) as amended from time to time;

(49)	“Public Foundation” means “public foundation” as defined in the Income Tax Act

(Canada) as amended from time to time;

(50)	“Registered Charity” means “registered charity” as defined in the Income Tax Act

(Canada) as amended from time to time;

(51)	“Registered National Arts Service Organization” means “registered national arts service organization” as defined in the Income Tax Act (Canada) as amended from time to time;
(52)	“Regulatory Approval” means the approval of the Exchange and any other securities regulatory authority that has lawful jurisdiction over this Plan any Awards issued hereunder;
(53)	“Restricted Share Unit” or “RSU” means a right awarded to a Participant to receive a payment in the form of Shares as provided in Article 4 hereof and subject to the terms and conditions of this Plan;
(54)	“Restriction Period” means the period determined by the Board pursuant to Section 4.3 hereof;

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(55)	“RSU Awards” means RSUs granted to a Participant pursuant to the terms of the Plan;
(56)	“RSU Grant Agreement” means a written letter agreement between the Corporation and a Participant evidencing a grant of RSUs and the terms and conditions thereof, such RSU Grant Agreement to be substantially in the form of Schedule C hereto;
(57)	“RSU Settlement Date” has the meaning determined in Section 4.7(1)(a);
(58)	“RSU Settlement Notice” means a notice by a Participant to the Corporation electing the desired form of settlement of vested RSUs in the form attached hereto as Schedule D;
(59)	“RSU Vesting Determination Date” has the meaning described thereto in Section 4.6 hereof;
(60)	“Securities Act” means the Securities Act, R.S.B.C. 1996, c. 418, or any successor legislation;
(61)	“Security Based Compensation” has the meaning ascribed thereto in TSXV Policy 4.4 –

Security Based Compensation;

(62)	“Service Provider” means a Person who is a Director, Officer, Employee, Management Company Employee or Consultant, and also includes a company, 100% of the share capital of which is beneficially owned by one or more Service Providers;
(63)	“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time Employees, Directors, Officers, Insiders, Service Providers or Consultants of the Corporation or a Subsidiary including a Share purchase from treasury by a full-time Employee, Director, Officer, Insider, Service Provider or Consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise;
(64)	“Shareholder Approval” means approval by a majority of the votes cast by eligible shareholders of the Corporation at a duly constituted shareholders’ meeting;
(65)	“Shares” means the common shares in the capital of the Corporation;
(66)	“Subsidiary” means a corporation, company, partnership or other body corporate that is controlled, directly or indirectly, by the Corporation;
(67)	“Successor Corporation” has the meaning ascribed thereto in Section 6.1(3) hereof;
(68)	“Take-Over Bid” means a take over bid as defined in National Instrument 62-104 (Take-Over Bids and Issuer Bids) or the analogous provisions of securities legislation applicable to the Corporation;
(69)	“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

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(70)	“Termination Date” means the date on which a Participant ceases to be an Eligible Participant;
(71)	“Trading Day” means any day on which the TSXV or TSX is open for trading;
(72)	“TSX” means the Toronto Stock Exchange;
(73)	“TSXV” means the TSX Venture Exchange;
(74)	“TSXV Policies” refers to policies contained within the TSX Venture Exchange Corporate Finance Manual; and
(75)	“VWAP” means the volume-weighted average trading price of the Shares on the Exchange calculated by dividing the total value by the total volume of the Shares traded for the five (5) Trading Days immediately preceding the exercise of the subject Option, provided that the Exchange may exclude internal crosses and certain other special terms trades from the calculation.

Section 1.2 Other Words and Phrases

Words and phrases used in this Plan but which are not defined in this Plan, but are defined in the TSXV Policies, will have the meaning assigned to them in the TSXV Policies.

Section 1.3 Gender

Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals and vice versa.

ARTICLE 2 – PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

Section 2.1 Purpose of the Plan

(1)       The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)	to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;
(b)	to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;
(c)	to reward the Participants for their performance of services while working for the Corporation or a Subsidiary; and
(d)	to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment or into contractual arrangements.

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Section 2.2 Implementation and Administration of the Plan

(1)       The Plan shall be administered and interpreted by the Board or, if the Board by resolution so decides, by a committee appointed by the Board (the “Committee”) and consisting of not less than three (3) members of the Board. If a Committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the Committee.

(2)       The Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations for carrying out the provisions and purposes of the Plan, subject to any applicable rules of the Exchange.

(3)       Subject to the provisions of the Plan, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration of the Plan as it may deem necessary or advisable. The interpretation, construction and application of the Plan and any provisions hereof made by the Board shall be final and binding on all Eligible Participants.

(4)       No member of the Board shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

(5)       Any determination approved by a majority of the Board shall be deemed to be a determination of that matter by the Board.

Section 2.3 Eligible Participants

(1)        The Persons who shall be eligible to receive Awards (“Eligible Participants”) shall be the Directors, Officers and other Employees of the Corporation or a Subsidiary, Management Company Employees, Eligible Charitable Organizations, Consultants and Service Providers providing ongoing services to the Corporation and its Affiliates, who the Board may determine from time to time, in its sole discretion, to hold contributory positions in the Corporation or a Subsidiary. In determining Awards to be granted under the Plan, the Board shall give due consideration to the value of each Eligible Participant’s present and potential future contribution to the Corporation’s success. For greater certainty, a Person whose employment with the Corporation or a Subsidiary has ceased for any reason, or who has given notice or been given notice of such cessation, whether such cessation was initiated by such Employee, Service Provider, the Corporation or such Subsidiary, as the case may be, shall cease to be eligible to receive Awards hereunder as of the date on which such Person provides notice to the Corporation or the Subsidiary, as the case may be, in writing or verbally, of such cessation, or on the Termination Date for any cessation of a Participant’s employment initiated by the Corporation.

(2)       For Eligible Participants who are Employees, Consultants or Directors of the Corporation, the Corporation and the Participant are responsible for ensuring and confirming that the Participant is a bona fide Employee, Consultant or Director, as the case may be.

(3)       Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation.

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(4)       Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment or appointment by the Corporation to the Participant.

Section 2.4 Shares Subject to the Plan

Subject to adjustment pursuant to provisions of Article 6 hereof, and as may be approved by the Exchange and the shareholders of the Corporation from time to time:

(1)       The total number of Shares reserved and available for the grant and issuance of Options shall not exceed ten percent (10%) of the Outstanding Issue, or such other number as may be approved by the TSXV and the shareholders of the Corporation from time to time.

(2)       The total number of Shares, in aggregate, reserved and available for the grant and issuance of RSUs shall not exceed 3,567,448 Shares.

(3)       The maximum number of Shares issued to Insiders (as a group), at any point in time, under this Plan and all other proposed or established Share Compensation Arrangements, shall not exceed ten percent (10%) of the Outstanding Issue from time to time, pursuant to section 4.11(b) of TSXV Policy 4.4.

(4)       The maximum number of Shares granted, pursuant to all proposed or established Share Compensation Arrangements, in any twelve (12) month period, to Insiders (as a group), shall not exceed ten percent (10%) of the Outstanding Issue from time to time, pursuant to section 4.11(c) of TSXV Policy 4.4.

(5)       The maximum number of Shares issued to any one Person (and companies wholly owned by that Person) within any one (1) year period shall not exceed five percent (5%) of the Outstanding Issue, calculated on the date such Award is granted to the Person.

(6)       The maximum number of Shares issued to any one Consultant, within any one (1) year period, under this Plan and all other proposed or established Share Compensation Arrangements, shall not exceed two percent (2%) of the Outstanding Issue calculated as at the date any Award is granted or issued to any Insider.

(7)       The maximum number of Shares issued, in aggregate, to all Investor Relations Service Providers, within any twelve (12) month period, under this Plan and any other proposed or established Share Compensation Arrangements, shall not exceed two percent (2%) of the Outstanding Issue from time to time, calculated at the date an Option is granted to such Investor Relations Service Providers.

(8)       Investor Relations Service Providers are eligible pursuant to this Plan to receive only Awards of Options. Investor Relations Service Providers are not eligible to receive RSUs or any Award other than Options, pursuant to this Plan.

(9)       The maximum number of Shares issued, in aggregate, to all Eligible Charitable Organizations, under this Plan and any other proposed or established Share Compensation Arrangements, shall not exceed one percent (1%) of the Outstanding Issue from time to time, calculated at the date a Charitable Stock Option is granted to such Eligible Charitable Organizations.

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(10)       Eligible Charitable Organizations are eligible pursuant to this Plan to receive only Awards of Charitable Stock Options. Eligible Charitable Organizations are not eligible to receive RSUs or any Award other than Charitable Stock Options, pursuant to this Plan.

(11)	All Charitable Stock Options must expire on or before the earlier of:
(a)	the date that is 10 years from the date of grant of the Charitable Stock Option; and
(b)	the 90th day following the date that the holder of the Charitable Stock Option ceases to be an Eligible Charitable Organization.

(12)       Any Award granted pursuant to the Plan and any other Share Compensation Arrangements, prior to a Participant becoming an Insider, shall be included for the purposes of the limits set out in Section 2.4(3) and Section 2.4(5).

(13)       Shares in respect of which an Award is granted under the Plan, but not exercised prior to the termination of such Award or not vested or settled prior to the termination of such Award due to the expiration, termination, cancellation or lapse of such Award, shall be available for Awards to be granted thereafter pursuant to the provisions of the Plan.

Section 2.5 Granting of Awards

(1)       Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

(2)       Any Award granted under the Plan shall be subject to the requirement that the Corporation has the right to place any restriction or legend on any securities issued pursuant to this Plan including, but in no way limited to, placing a legend to the effect that the securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States unless registration or an exemption from registration is available.

ARTICLE 3 – OPTIONS

Section 3.1 Nature of Options

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, subject to the provisions hereof.

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Section 3.2 Option Awards

(1)       Subject to the provisions set forth in this Plan and any shareholder or Regulatory Approval which may be required, the Board shall, from time to time by resolution, in its sole discretion,

(i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, and (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and Option Term for such Eligible Participants, subject to the terms and conditions prescribed in this Plan, in any Option Commitment and any applicable rules of the Exchange.

(2)	The Board shall also, from time to time by resolution, in its sole discretion,
(a)	designate the Investor Relations Service Providers who may receive Options under the Plan,
(b)	designate the Eligible Charitable Organizations who may receive Charitable Stock Options under the Plan,
(c)	fix the number of Options, if any, to be granted to each Investor Relations Service Provider and the date or dates on which such Options shall be granted,
(d)	fix the number of Charitable Stock Options, if any, to be granted to each Eligible Charitable Organization and the date or dates on which such Charitable Stock Options shall be granted,
(e)	determine the Option Price and the Option Term for such Investor Relations Service Providers,
(f)	determine the Option Price and the Option Term for such Eligible Charitable Organizations,
(g)	determine relevant vesting provisions (including Performance Criteria, if applicable) for such Investor Relations Service Providers, provided vesting of the Options will occur in stages over a period of not less than twelve (12) months with a maximum of 25% of the Options vesting in any three (3) month period, provided that there can be no acceleration of the vesting requirements applicable to Options granted to Investor Relations Service Providers; and

the whole being subject to the terms and conditions prescribed in this Plan, in any Option Commitment and any applicable rules of the Exchange.

(3)       Each Option granted shall be subject to vesting terms as set forth in the Option Commitment or as otherwise specified by the Board.

Section 3.3 Option Price

The Option Price for Shares that are the subject of any Option shall be fixed by the Board when such Option is granted, and shall not be less than the Discounted Market Price.

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Section 3.4 Option Term.

(1)       The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, commencing on the date such Option is granted to the Participant and ending as specified in this Plan, or in the Option Commitment, but in no event shall an Option expire on a date which is later than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of such Options.

(2)       Should the expiration date for an Option fall within a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan, provided that such automatic extension of the applicable Expiry Date for an Option will not apply where the Participant or the Corporation is subject to a cease trade order (or similar order under applicable securities laws) in respect of the Corporation’s securities.

Section 3.5 Exercise of Options

(1)       Subject to the provisions of this Plan and of the relevant Grant Agreement, a Participant shall be entitled to exercise an Option granted to such Participant at any time prior to the expiry of the Option Term, subject to vesting limitations which may be imposed by the Board at the time such Option is granted.

(2)       Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the Optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria (if applicable) and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, no Option shall be exercised by a Participant during a Black-Out Period.

Section 3.6 Method of Exercise and Payment of Purchase Price

(1)       Subject to the provisions of this Plan and the alternative exercise procedures set out herein, an Option granted under the Plan may be exercisable (from time to time as provided in Section 3.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Chief Financial Officer & Corporate Secretary of the Corporation (or the individual that the Chief Financial Officer & Corporate Secretary of the Corporation may from time to time designate), together with a bank draft, certified cheque or other form of payment acceptable to the Corporation in an amount equal to the aggregate Option Price of the Shares to be purchased pursuant to the exercise of the Options.

(2)       Where Shares are to be issued to the Participant pursuant to the terms of this Section 3.6, as soon as practicable following the receipt of the Exercise Notice and, if Options are exercised in accordance with the terms of Section 3.6(1), the required bank draft, certified cheque or other acceptable form of payment, the Corporation shall duly issue such Shares to the Participant as fully paid and non-assessable.

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(3)       Upon the exercise of an Option pursuant to Section 3.6(1), the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or
(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

Section 3.7 Cashless Exercise

(1)       Subject to the provisions of this Plan (including, without limitation Section 7.2) and, upon prior approval of the Board, once an Option has vested and become exercisable, an Optionee may elect to exercise such Option by either:

(a)	excluding Options held by any Investor Relations Service Providers, a “net exercise” procedure in which the Corporation issues to the Optionee, Shares equal to the number determined by dividing (i) the product of the number of Options being exercised multiplied by the difference between the VWAP of the underlying Shares and the Exercise Price of the subject Options by (ii) the VWAP of the underlying Shares; or
(b)	a broker assisted “cashless exercise” in which the Corporation delivers a copy of irrevocable instructions to a broker engaged for such purposes by the Corporation to sell the Shares otherwise deliverable upon the exercise of the Options and to deliver promptly to the Corporation an amount equal to the Exercise Price and all applicable required withholding obligations a determined by the Corporation against delivery of the Shares to settle the applicable trade.

An Option may be exercised pursuant to this Section 3.7 from time to time by delivery to the Corporation, at its head office or such other place as may be specified by the Corporation of (i) written notice of exercise specifying that the Optionee has elected to effect such a cashless exercise of such Option, the method of cashless exercise, and the number of Options to be exercised and

(ii) the payment of an amount for any tax withholding or remittance obligations of the Optionee or the Corporation arising under applicable law and verified by the Corporation to its satisfaction (or by entering into some other arrangement acceptable to the Corporation in its discretion, if any). The Participant shall comply with Section 7.2 of this Plan with regard to any applicable required withholding obligations and with such other procedures and policies as the Corporation may prescribe or determine to be necessary or advisable from time to time including prior written consent of the Board in connection with such exercise.

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In the event of a net exercise pursuant to Section 3.7(1)(a) or a cashless exercise pursuant to Section 3.7(1)(b), the number of Options exercised, surrendered or converted, and not the number of Shares actually issued by the Corporation, must be included in calculating the limits set forth in Section 2.4 of this Plan.

Section 3.8 Option Commitments

Options shall be evidenced by an Option Commitment or included in an Employment Agreement or other services agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 3 and Article 5 hereof be included therein. The Option Commitment shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Section 3.9 Hold Period

(1)	An Exchange Hold Period will be applied from the date of grant for all Options granted to:
(a)	Insiders;
(b)	Consultants; or
(c)	where Options are granted to any Participants, including Insiders and Consultants, where the Exercise Price is at a discount to the Market Price.

(2)       Pursuant to TSXV Policies, where the Exchange Hold Period is applicable, the certificate representing the Optioned Shares or written notice in the case of uncertificated Shares will include a legend stipulating that the Optioned Shares issued are subject to a four-month Exchange Hold Period commencing the effective date of the grant of the Options.

ARTICLE 4 – RESTRICTED SHARE UNITS

Section 4.1 Nature of RSUs

An RSU is an Award entitling the recipient to acquire Shares, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions, vesting and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Section 4.2 RSU Awards

(1)       The Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the Restriction Period of such RSUs, (provided, however, that no such Restriction Period shall exceed the three (3) years referenced in

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Section 4.4), and (iv) any other terms and conditions applicable to the granted RSUs, which need not be identical and which, without limitation, may include non-competition provisions, subject to the terms and conditions prescribed in this Plan and in any RSU Grant Agreement.

(2)       Each RSU shall be subject to vesting terms as set forth in the applicable Grant Agreement or as otherwise specified by the Board, and, pursuant to TSXV Policy 4.4, s. 4.6, in all instances RSUs will not vest until a minimum of one (1) year following award of the RSUs has passed.

(3)       The RSUs are structured so as to be considered to be a plan described in Section 7 of the Tax Act or any successor to such provision.

(4)       Subject to the vesting and other conditions and provisions set forth herein and in the applicable Grant Agreement, the Board shall determine whether each RSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one (1) Share; or (iii) to elect to receive either one (1) Share from treasury, the Cash Equivalent of one (1) Share or a combination of cash and Shares.

(5)       RSUs shall be settled by the Participant at any time beginning on the first (1st) Business Day following their RSU Vesting Determination Date but no later than the RSU Settlement Date (as such terms are defined in Section 4.6 and 4.7, respectively).

Section 4.3 Restriction Period

The applicable Restriction Period in respect of a particular RSU Award shall be determined by the Board but in all cases shall end no later than December 31 of the calendar year, which is three (3) years after the calendar year in which the Award is granted (“Restriction Period”). For example, the Restriction Period for a grant made in June 2023 shall end no later than December 31, 2026. Subject to the Board’s determination, any vested RSUs with respect to a Restriction Period will be paid to Participants in accordance with Article 4 no later than the end of the Restriction Period. Unless otherwise determined by the Board, all unvested RSUs shall be cancelled on the RSU Vesting Determination Date and, in any event, no later than the last day of the Restriction Period, but no earlier than one year from the date of the award of the RSUs to be settled.

Section 4.4 Performance Criteria and Performance Period

(1)       For each award of RSUs, the Board shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares in exchange for all or a portion of the RSUs held by such Participant (the “Performance Period”), provided that such Performance Period may not expire after the end of the Restriction Period, being a minimum of one (1) year from the date of award of the RSUs, and ending no longer than three (3) years after the calendar year in which the Award was granted. For example, a Performance Period determined by the Board to be for a period of three (3) financial years will start on the first day of the financial year in which the Award is granted and will end on the last day of the second financial year after the year in which the grant was made. In such a case, for a grant made on January 4, 2023, the Performance Period will start on January 4, 2024 and will end on December 31, 2026.

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(2)       For each award of RSUs, the Board shall establish any Performance Criteria and other vesting conditions which must be met during the Performance Period in order for a Participant to be entitled to receive Shares in exchange for his or her RSUs.

(3)       For greater clarity, in the event the Corporation does not have a sufficient number of Shares available under this Plan to satisfy its obligations under this Section 4.4, the Corporation may make payment in cash to satisfy such obligations.

Section 4.5 Credits for Dividends

A Participant’s Account shall be credited with additional RSUs as of each dividend payment date in respect of which cash dividends are paid on Shares. The number of additional RSUs to be credited to a Participant’s Account shall be computed by dividing: (a) the dividends that would have been paid to such Participant if each RSU in the Participant’s Account on the relevant dividend record date had been one (1) Share, by (b) the Fair Market Value of the Shares determined as of the date of payment of such dividend. Any fractional RSUs resulting from such calculation shall be rounded to the nearest whole number. For greater certainty, a fractional entitlement that is equal to or greater than 0.5 shall be shall be rounded up to the next greater whole number and a fractional entitlement that is less than 0.5 shall be rounded down to the next lesser whole number. Any such additional RSUs credited to the Participant’s Account shall vest in proportion to and shall be paid hereunder in the same manner as the RSUs to which they relate. The foregoing does not obligate the Corporation to pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

In the event that the issuance of RSUs in lieu of dividends, any additional RSUs issued pursuant to the dividends will be factored into the limits on grants to individuals and groups as set out in Section 2.4 of this Plan. The Corporation may settle such RSUs in cash where the issuance of Shares would result in a breach on the limits as set out in Section 2.4 of this Plan or where it does not have sufficient Shares available to satisfy the obligation in Shares.

Section 4.6 RSU Vesting Determination Date

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the Restriction Period. Unless otherwise specified in the RSU Grant Agreements, one-third (1/3) of RSUs awarded pursuant to an RSU Grant Agreement shall vest on each of the first (1st) three (3) anniversaries of the date of grant. Provided that no RSUs may vest prior to one year from the date of award of such RSU. Acceleration of vesting is permitted in connection with the death of a Participant, in the event the holder of RSUs ceases to be an Eligible Participant under this Plan, or in connection with a Change in Control, Take-Over Bid, reverse-take-over or other similar transaction.

Section 4.7 Settlement of RSUs

(1)       Except as otherwise provided in the RSU Grant Agreement, in the event that the vesting conditions, the Performance Criteria and Performance Period, if applicable, of an RSU are satisfied:

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(a)	all of the vested RSUs covered by a particular grant may, subject to Section 4.7(5), be settled at any time beginning on the first Business Day following their RSU Vesting Determination Date but no later than the date that is five (5) years from their RSU Vesting Determination Date (the “RSU Settlement Date”); and
(b)	a Participant is entitled to deliver to the Corporation, on or before the RSU Settlement Date, an RSU Settlement Notice in respect of any or all vested RSUs held by such Participant.

(2)       Subject to Section 4.7(5), settlement of RSUs shall take place promptly following the RSU Settlement Date and take the form set out in the RSU Settlement Notice through:

(a)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;
(b)	in the case of settlement of RSUs for Shares, delivery of a Share certificate to the Participant or the entry of the Participant’s name on the Share register for the Shares; or
(c)	in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

(3)       If an RSU Settlement Notice is not received by the Corporation on or before the RSU Settlement Date, settlement shall take the form of Shares issued from treasury as set out in Section 4.8(2).

(4)       If, upon receipt by the Corporation of a RSU Settlement Notice pursuant to the terms hereof, the Corporation does not have a sufficient number of Shares reserved and available for issuance under this Plan, the Corporation will make payment of a cash amount to a Participant for a value equal to the number of RSUs multiplied by the Market Value, subject to any applicable deductions and withholdings, in lieu of issuing Shares.

(5)       Notwithstanding any other provision of this Plan, in the event that a RSU Settlement Date falls during a Black-Out Period or other trading restriction imposed by the Corporation and the Participant has not delivered a RSU Settlement Notice, then such RSU Settlement Date shall be automatically extended to the tenth (10th) Business Day following the date that such Black-Out Period or other trading restriction is lifted, terminated or removed. Notwithstanding the foregoing, in the event that a Participant receives Shares in satisfaction of an Award during a Black-Out Period, the Corporation shall advise such Participant of the same in writing and such Participant shall not be entitled to sell or otherwise dispose of such Shares until such Black-Out Period has expired.

Section 4.8 Determination of Amounts

(1)       Cash Equivalent of RSUs. For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 4.7, such calculation will be made on the RSU Settlement Date and shall equal the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account which the Participant desires to settle in cash pursuant to the RSU Settlement Notice.

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(2)       Payment in Shares; Issuance of Shares from Treasury. For the purposes of determining the number of Shares from treasury to be issued and delivered to a Participant upon settlement of RSUs pursuant to Section 4.7, such calculation will be made on the RSU Settlement Date and be the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account which the Participant desires to settle pursuant to the RSU Settlement Notice. Shares issued from treasury will be issued in consideration for the past services of the Participant to the Corporation and the entitlement of the Participant under this Plan shall be satisfied in full by such issuance of Shares.

Section 4.9 RSU Grant Agreements

RSUs shall be evidenced by an RSU Grant Agreement or included in an Employment Agreement or other services agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 5 hereof be included therein. The RSU Grant Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 5 – GENERAL CONDITIONS

Section 5.1 General Conditions Applicable to Awards

Each Award, as applicable, shall be subject to the following conditions:

(1)       Employment. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any Awards in the future nor shall it entitle the Participant to receive future grants.

(2)       Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of a Share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or the entry of such Person’s name on the Share register for the Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Share certificate is issued or entry of such Person’s name on the Share register for the Shares.

(3)       Conformity to Plan. In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(4)       Non-Assignable and Non-Transferable. All Awards are exercisable only by the Participant to whom they were awarded and will not be assignable or transferable. Awards may be exercised only by:

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(a)	the Participant to whom the Awards were granted;
(b)	upon the Participant’s death, the legal representative of the Participant’s estate; or
(c)	upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant,

provided that any such legal representative in (b) or (c) shall first deliver evidence satisfactory to the Corporation of legal representation and the right to exercise an Award.

(5)       Cease to be an Eligible Participant. Notwithstanding this Section 5.1, any Award granted or issued to a Participant who is a Director, Officer, Employee, Consultant or Management Company Employee must expire within a reasonable period, not exceeding twelve (12) months, following the date such Participant ceases to be an Eligible Participant under this Plan.

(6)       Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for “cause”, all unexercised vested and unvested Awards granted to such Participant shall terminate on the effective date of the termination as specified in the notice of termination. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for cause shall be binding on the Participant. “Cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Corporation’s Code of Conduct and any reason determined by the Corporation to be cause for termination.

(7)       Retirement. In the case of a Participant’s retirement, any unvested Awards held by the Participant as at the Termination Date will continue to vest in accordance with their vesting schedules, and all vested Awards held by the Participant at the Termination Date may be exercised until the earlier of the Expiry Date of the Awards or six (6) months following the Termination Date, provided that if the Participant is determined to have breached any post-employment restrictive covenants in favour of the Corporation, then any Awards held by the Participant, whether vested or unvested, will immediately expire and the Participant shall pay to the Corporation any “in-the-money” amounts realized upon exercise of Awards following the Termination Date. For further clarity, all unvested Awards as at the earlier of the Expiry Date of the Awards or six (6) months following the Termination Date, will be forfeited and cancelled without payment and shall be of no further force or effect from and after such date.

(8)       Resignation. In the case of a Participant ceasing to be an Eligible Participant due to such Participant’s resignation, subject to any later expiration dates determined by the Board, all Awards shall expire on the earlier of ninety (90) days after the effective date of such resignation, or the Expiry Date of the Award, to the extent such Awards were vested and exercisable by the Participant on the effective date of such resignation and all unexercised unvested Awards granted to such Participant shall terminate on the effective date of such resignation. For further clarity, any later expiration date determined by the Board must not exceed a twelve (12) month period commencing on the date of the Participant’s resignation.

(9)       Termination or Cessation. In the case of a Participant ceasing to be an Eligible Participant for any reason (other than for “cause”, resignation or death), the number of unvested Awards that may vest is subject to proration over the applicable vesting or Performance Period and shall expire on the earlier of ninety (90) days after the effective date of the Termination Date,

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or the Expiry Date of the Awards. For greater certainty, the proration calculation referred to above shall be net of previously vested Awards.

(10)       Death. If a Participant dies while in his or her capacity as an Eligible Participant, all unvested Awards will immediately vest and all Awards will expire one hundred eighty (180) calendar days after the death of such Participant. If a Participant’s heirs or administrators are entitled to any portion of the Participant’s outstanding Awards, the period in which they shall be entitled to make a claim in respect of such RSUs may not exceed one hundred eighty days (180) calendar days after the death of such Participant.

(11)       Change in Control. If a Participant is terminated without “cause” or resigns for good reason during the twelve (12) month period following a Change in Control, or after the Corporation has signed a written agreement to effect a Change in Control but before the Change in Control is completed, then any unvested Awards will immediately vest and may be exercised within thirty (30) calendar days of such date. In the case of an Investor Relations Service Provider, where the Corporation has signed a written agreement to effect a Change in Control and before the Change in Control is completed, any unvested Awards may, subject to prior acceptance by the Exchange, vest immediately and be exercised within thirty (30) calendar days of such Exchange approval.

Section 5.2 Unfunded Plan

Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation. Notwithstanding the foregoing, any determinations made shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Income Tax Regulations, adopted under the Tax Act or any successor provision thereto.

ARTICLE 6 – ADJUSTMENTS AND AMENDMENTS

Section 6.1 Adjustment to Shares Subject to Outstanding Awards

(1)       In the event of any subdivision of the Shares into a greater number of Shares at any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant, at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof, in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such subdivision if, on the record date thereof, the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(2)       In the event of any consolidation of Shares into a lesser number of Shares at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof, in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such consideration if, on the record date thereof, the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

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(3)       If, at any time after the grant of an Award to any Participant, and prior to the expiration of the term of such Award, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 6.1(1) or Section 6.1(2) hereof or, subject to the provisions of Section 6.1(3) hereof, the Corporation shall consolidate, merge, reorganize or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger, reorganization, amalgamation, plan of arrangement, spin-off, dividend payment or recapitalization, being herein called the “Successor Corporation”), the Participant shall be entitled to receive, upon the subsequent exercise or vesting of Award, in accordance with the terms hereof and shall accept in lieu of the number of Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of Shares of the appropriate class or other securities of the Corporation or the Successor Corporation (as the case may be) or other consideration from the Corporation or the Successor Corporation (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of Shares or, subject to the provisions of Section 6.2(3) hereof, as a result of such consolidation, merger, reorganization, amalgamation, plan of arrangement, spin-off, dividend payment or recapitalization, if on the record date of such reclassification, reorganization or other change of Shares or the effective date of such consolidation, merger reorganization, amalgamation, plan of arrangement, spin-off, dividend payment or recapitalization, as the case may be, such Participant had been the registered holder of the number of Shares to which such Participant was immediately theretofore entitled upon such exercise or vesting of such Award. Provided that all adjustments made to the aggregate number of Shares of the appropriate class or other securities of the Corporation or the Successor Corporation (as the case may be) or other consideration from the Corporation or the Successor Corporation (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of Shares or, subject to the provisions of Section 6.2(3) hereof, as a result of such consolidation, merger, reorganization, amalgamation, plan of arrangement, spin-off, dividend payment or recapitalization, shall be subject to the prior acceptance of the Exchange.

(4)       If, at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall make a distribution to all holders of Shares or other securities in the capital of the Corporation, or cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or Shares, but including, for greater certainty, Shares or equity interests in a Subsidiary or business unit of the Corporation or one of its Subsidiaries or cash proceeds of the disposition of such a Subsidiary or business unit), or should the Corporation effect any transaction or change having a similar effect, then the price or the number of Shares to which the Participant is entitled upon exercise or vesting of Award shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participants’ economic rights in respect of their Awards in connection with such distribution, transaction or change.

(5)       For greater clarity, any adjustment, other than in connection with a security consolidation or security split, to Awards granted or issued under this Plan must be subject to the prior acceptance of the Exchange, including but not limited to adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend or recapitalization.

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Section 6.2 Amendment or Discontinuance of the Plan

(1)       The Board may amend the Plan or any Award at any time subject to Shareholder Approval as a condition to Exchange acceptance of the amendment. For greater certainty, without limitation, amendments to any of the following provisions of this Plan will be subject to Shareholder Approval, in particular amendments:

(a)	to Persons eligible to be granted or issued Security Based Compensation under this Plan;
(b)	to the maximum number or percentage, as the case may be, of Shares that may be issuable upon exercise of Options or conversion of RSUs under this Plan;
(c)	to the limits under this Plan on the amount of Options or RSUs that may be granted or issued to any one Person or any category of Persons (such as, for example, Insiders);
(d)	to the method for determining the Exercise Price of Options;
(e)	to the maximum term of any Award granted under this Plan;
(f)	to the expiry and termination provisions applicable to any Award granted under this Plan, including the addition of a Black-Out Period;
(g)	to include the addition of a net exercise provision; and
(h)	to any method or formula for calculating prices, values or amounts under this Plan that may result in a benefit to a Participant, including but not limited to the formula for calculating the appreciation of a Stock Appreciation Right (as defined in the TSXV Policies).

Provided that Shareholder Approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to amendments of a general “housekeeping” or clerical nature that:

(i)	correct typographical errors; and
(ii)	clarify existing provisions of this Plan, that do not have the effect of altering the scope, nature and intent of such provisions.

(2)       Notwithstanding Section 6.2(1), the Board shall be required to obtain Disinterested Shareholder Approval to make the following amendments:

(a)	any change to the maximum number of Shares issuable from treasury under the Plan, except such increase by operation of Section 2.4 and in the event of an adjustment pursuant to Article 6;
(b)	any amendment which reduces the Exercise Price of any Award, as applicable, after such Awards have been granted or any cancellation of an Award and the substitution of that Award by a new Award with a reduced price, except in the case of an adjustment pursuant to Article 6;

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(c)	any amendment which reduces the Exercise Price or extends the term of any Stock Option held by a Participant who is an Insider of the Corporation at the time of the proposed amendment;
(d)	any amendment which extends the Expiry Date of any Award or the Restriction Period of any RSU beyond the original Expiry Date, except in case of an extension due to a Black-Out Period;
(e)	any amendment which would permit a change to the pool of Eligible Participants, including a change which would have the potential of broadening or increasing participation by Insiders;
(f)	any amendment which increases the maximum number of Shares that may be (i) issuable to Insiders and Associates of such Insiders at any time; or (ii) issued to Insiders and Associates of such Insiders under the Plan and any other proposed or established Share Compensation Arrangement in a one-year period, except in case of an adjustment pursuant to Article 6; or
(g)	any amendment to the amendment provisions of the Plan, provided that Shares held directly or indirectly by Insiders benefiting from the amendments in Section 6.2(2)(b) and Section 6.2(2)(c) shall be excluded when obtaining such Shareholder Approval.

(3)       The Board may, by resolution, but subject to applicable Regulatory Approvals, decide that any of the provisions hereof concerning the effect of termination of the Participant’s employment shall not apply for any reason acceptable to the Board.

(4)       The Board may, subject to Regulatory Approval, discontinue the Plan at any time without the consent of the Participants, provided that such discontinuance shall not materially and adversely affect any Awards previously granted to a Participant under the Plan.

(5)       Notwithstanding any other provision of this Plan, at all times when the Corporation is listed on the TSXV:

(a)	the Corporation shall be required to obtain prior TSXV acceptance of any amendment to this Plan; and
(b)	the Corporation shall be required to obtain Disinterested Shareholder Approval in compliance with the applicable policies of the TSXV for this Plan if the Plan, together with all of the Corporation’s previously established and outstanding equity compensation plans or grants, could permit at any time: (1) the aggregate number of Shares reserved for issuance under Awards granted to any one Person in any twelve (12) month period exceeding 5% of the Outstanding Issue, calculated on the date of such grant; (2) the aggregate number of Shares reserved for issuance under Awards granted to Insiders (as a group) at any point in time exceeding 10% of the Outstanding Issue; and (3) the grant to Insiders (as a group), within a 12 month period, of an aggregate number of Awards exceeding 10% of the issued Shares, calculated at the date an Award is granted to any Insider.

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Section 6.3 Change in Control

All provisions herein this Section 6.3 shall be subject to the prior acceptance of the TSXV, if required.

(1)       Notwithstanding anything else in this Plan or any Grant Agreement, the Board has the right to provide for the conversion or exchange of any outstanding Awards into or for options, rights, units or other securities of substantially equivalent (or greater) value in any entity participating in or resulting from a Change in Control.

(2)       Upon the Corporation entering into an agreement relating to a transaction which, if completed, would result in a Change in Control, or otherwise becoming aware of a pending Change in Control, the Corporation shall give written notice of the proposed Change in Control to the Participants, together with a description of the effect of such Change in Control on outstanding Awards, not less than seven (7) days prior to the closing of the transaction resulting in the Change in Control.

(3)       The Board may, in its sole discretion, change the Performance Criteria or accelerate the vesting and/or the Expiry Date of any or all outstanding Awards to provide that, notwithstanding the Performance Criteria and/or vesting provisions of such Awards or any Grant Agreement, such designated outstanding Awards shall be fully performed and/or vested and conditionally exercisable upon (or prior to) the completion of the Change in Control, provided that the Board shall not, in any case, authorize the exercise of Awards pursuant to this Section 6.3(3) beyond the Expiry Date of the Awards. If the Board elects to change the Performance Criteria or accelerate the vesting and/or the Expiry Date of the Awards, then if any of such Awards are not exercised within seven (7) days after the Participants are given the notice contemplated in Section 6.3(2) (or such later Expiry Date as the Board may prescribe), such unexercised Awards shall, unless the Board otherwise determines, terminate and expire following the completion of the proposed Change in Control. If, for any reason, the Change in Control does not occur within the contemplated time period, the satisfaction of the Performance Criteria, the acceleration of the vesting and the Expiry Date of the Awards shall be retracted and vesting shall instead revert to the manner provided in the Grant Agreement.

(4)       To the extent that the Change in Control would also result in a capital reorganization, arrangement, amalgamation or reclassification of the Share capital of the Corporation and the Board does not change the Performance Criteria or accelerate the vesting and/or the Expiry Date of Awards pursuant to Section 6.3(3), the Corporation shall make adequate provisions to ensure that, upon completion of the proposed Change in Control, the number and kind of Shares subject to outstanding Awards and/or the Option Price per Share of Options shall be appropriately adjusted (including by substituting the Awards for Awards to acquire securities in any successor entity to the Corporation) in such manner as the Board considers equitable to prevent substantial dilution or enlargement of the rights granted to Participants. The Board may make changes to the terms of the Awards or the Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which any securities of the Corporation may be listed, provided that the value of previously granted Awards and the rights of Participants are not materially adversely affected by any such changes.

TACTICAL RESOURCES CORP

OMNIS INCENTIVE PLAN

(5)       Notwithstanding anything else to the contrary herein, in the event of a potential Change in Control, the Board shall have the power, in its sole discretion, to modify the terms of this Plan and/or the Awards (including, for greater certainty, to cause the vesting of all unvested Awards) to assist the Participants to tender into a Take-Over Bid or other transaction leading to a Change in Control. For greater certainty, in the event of a Take-Over Bid or other transaction leading to a Change in Control, the Board shall have the power, in its sole discretion, to permit Participants to conditionally exercise their Awards, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such Take-Over Bid in accordance with the terms of such Take-Over Bid (or the effectiveness of such other transaction leading to a Change in Control). If, however, the potential Change in Control referred to in this Section 6.3(5) is not completed within the time specified therein (as the same may be extended), then notwithstanding this Section 6.3(5) or the definition of “Change in Control”: (i) any conditional exercise of vested Awards shall be deemed to be null, void and of no effect, and such conditionally exercised Awards shall for all purposes be deemed not to have been exercised, (ii) Shares which were issued pursuant to the exercise of Awards which vested pursuant to this Section 6.3 shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares, and (iii) the original terms applicable to Awards which vested pursuant to this Section 6.3 shall be reinstated.

ARTICLE 7 – MISCELLANEOUS

Section 7.1 Use of an Administrative Agent and Trustee

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 7.2 Tax Withholding

(1)       Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 7.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

(2)       Notwithstanding the first paragraph of this Section 7.2, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

TACTICAL RESOURCES CORP

OMNIS INCENTIVE PLAN

Section 7.3 Reorganization of the Corporation

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, Shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 7.4 No Representation or Warranty

The Corporation makes no representation or warranty as to the future Market Value of Shares issued in accordance with the provisions of this Plan or to the effect of the Tax Act or any other taxing statute governing the Options or the Shares issuable thereunder or the tax consequences to a Participant. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of each Participant and not the Corporation.

Section 7.5 Governing Laws

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 7.6 Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 7.7 Effective Date of the Plan

The Plan was approved by the Board and shall take effect on August 28, 2023.

TACTICAL RESOURCES CORP

OMNIS INCENTIVE PLAN